Exhibit 99.1

2022 First Quarter | CEO Quarterly Letter
Our first quarter 2022 revenues of $342,644,000 were the highest in the Company’s history, exceeding the record first quarter 2021 by $43,823,000, or 14.7%. The first quarter 2022 sales increase was driven by the Utility segment which was up 18.0% and the Residential/Commercial (R/C) segment which was up 10.0%, compared to first quarter of 2021. The increase in the Utility segment was primarily attributable to several new accounts, crew additions to existing accounts, and price increases on existing accounts within both our U.S. and Canadian operations. Increases in the R/C segment were primarily in tree and plant care revenue, consulting and grounds maintenance. It has been a great advantage to start with strong revenues in the first 3 months of the year. Congratulations to all our employees on your continued efforts to get the first quarter off to a great start.
First quarter income from operations was $5,757,000 this year compared to $8,974,000 in 2021, for a year over year decrease of $3,217,000. Even with our strong revenue increase, we were impacted by pricing pressure on several fronts, consistent with most companies, mainly relating to fuel and labor costs in the first quarter. For example, our fuel costs are up 41% in Q1 2022 vs. Q1 2021 and our fuel usage is only up 5%. Also, several other factors including weather and supply chain issues had a negative impact on our Q1 profitability. However, even with the reduction in Q1 profitability from Q1 2021, in the end, our first quarter resulted in strong profit. In the recent past, the Company’s first quarter resulted in an operating loss, and we spent the rest of the year recovering from that hole. In all areas of the Company, we are taking the appropriate steps to manage through these profitability challenges, and we are confident we will improve our performance as we progress throughout the year.
Our cash position and debt capacity remain strong, and our first quarter net cash provided by operating activities was also healthy. We continue to evaluate and prioritize our uses of cash on hard assets, and to plan accordingly for funding stock redemptions and other investments necessary to operate the business. We have a team dedicated to managing our cash flow, and liquidity remains a priority for the Company.
I am excited about the 2022 Subscription Offering that began in April 2022. Paperwork was mailed by the Treasury Department in mid-April to eligible employees and information can be found on DaveyConnect to help answer any questions you have regarding the subscription. This is an offering the company makes available approximately once every 10 years and is a wonderful way to increase share ownership at Davey and enhance our strong culture.
The year is off to a solid start, and I want to thank the operating groups, administrative teams, and field personnel for their efforts in making this happen. As we continue through 2022, our focus will remain on improving our profitability and navigating the market challenges. As always, our strategic focus will remain on our Employees, Clients and Shareholders, as this will lead to continued growth and profitability for The Davey Tree Expert Company. We have the strategies, the people, and the focus to make this a successful year.
For additional information and news on the Company, please go to: https://www.davey.com/shareholders. To see a recorded version of our Annual Shareholders’ meeting, go to: https://bit.ly/39T2vlu
As always, we appreciate your continued support.
Patrick M. Covey
Chairman, President and Chief Executive Officer

The Davey Tree Expert Company
Abbreviated Interim Financial Data (Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED
	April 2, 2022	April 3, 2021
Operating Statement Data:
Revenues	$342,644	$298,821
Costs and expenses:
Operating	234,207	199,035
Selling	60,796	52,687
General and administrative	28,995	25,351
Depreciation and amortization	13,787	13,458
Gain on sale of assets, net	(898)	(684)
Income from operations	5,757	8,974
Interest expense	(1,445)	(1,274)
Interest income	27	69
Other, net	(2,337)	(2,050)
Income before income taxes	2,002	5,719
Income taxes	220	1,292
Net income	$1,782	$4,427

Net income per share:*
Basic	$.04	$.10
Diluted	$.04	$.09

Weighted-average shares outstanding:*
Basic	44,618	45,682
Diluted	46,838	47,916

Dividends per share*	$.018	$.013

	April 2, 2021	Dec. 31, 2021
Balance Sheet Data:
Cash and accounts receivable	$298,258	$297,920
Current:
Assets	345,549	348,255
Liabilities	213,371	220,976
Net working capital	$132,178	$127,279

Long-term debt	$215,688	$189,512
Other long-term liabilities	95,487	88,682
Total equity	274,219	273,771
Total assets	$798,765	$772,941

Common shares, net outstanding	44,527	44,502

2022 First Quarter	2

Forward-looking Statements

This information and other statements by the Company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from what is expressed or implied in these forward-looking statements.
Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may adversely impact our actual results include the effects on us, or our customers or vendors, of the COVID-19 pandemic and any other epidemics, pandemics, severe weather events, terrorism, other external events and natural disasters, including wildfires in California and other areas, our ability to attract and retain a sufficient number of qualified employees and management, our liability risk exposure under contracts and cost and availability of adequate insurance coverage or our self-insurance accruals, seasonality and weather-dependence of our business (other than tree services to utility customers), litigation and third-party and governmental regulatory claims, competition, increases in fuel prices, general and local economic conditions, credit and financial markets, and any impact on our customers’ spending, pricing for our services, and collections of accounts receivable, cyber and other disruptions of our information technology systems, governmental regulations, including climate, environmental, social, governance, health care, immigration and data privacy, and cost of compliance or resulting liabilities and penalties, damage to our reputation, foreign currency fluctuations, no established market for our stock, and such additional factors that are discussed in “Part I - Item 1A. Risk Factors.” of our annual report on Form 10-K for the year ended December 31, 2020, and in our subsequent filings with the Securities and Exchange Commission.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements.

2022 First Quarter	3